Exhibit 18
June 6, 2006
The Board of Directors
Spartech Corporation
Note 1 of the Notes to the Consolidated Condensed Financial Statements of Spartech Corporation (the Company) included in its quarterly report on Form 10-Q for the quarter ended April 29, 2006, describes an accounting change regarding the date of the Company’s annual goodwill impairment assessment from the last day of the fiscal fourth quarter to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is acceptable and, based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to October 29, 2005, and therefore we do not express any opinion on any financial statements of Spartech Corporation subsequent to that date.
/s/ Ernst & Young LLP
  St. Louis, Missouri